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                                                                   Exhibit 10.04

                              TRAVELERS GROUP INC.
                      RETIREMENT BENEFIT EQUALIZATION PLAN
                 (as amended and restated as of January 2, 1996)


I.     Purpose of the Plan

The Cash Balance Plan consists of two parts, the Travelers Group Pension Plan (the "Retirement Plan") and the Retirement Benefit Equalization Plan (the "Plan"), both sponsored by Travelers Group Inc. (the "Company"). For eligible employees, the Retirement Plan gives benefits calculated up to a certain limitation on compensation and benefits prescribed by the Internal Revenue Code of 1986, and amended. This Plan covers benefits in excess of those ceilings and is restated effective as of January 2, 1996.

II.    Administration of the Plan

The Plan Administrator is the Plans Administration Committee of the Company. The Plan Administrator has such powers as may be necessary to carry out the provisions of the Plan, including the power and discretion to determine all benefits and resolve all questions pertaining to the administration, interpretation and application of Plan provisions.

III.   Application of the Plan

This Plan together with the Retirement Plan shall apply to any Participant of the Retirement Plan whose benefits under the Retirement Plan are reduced by the application of limitations on benefits payable under the Retirement Plan that are imposed to conform to the provisions of section 415 or section 401(a)(17) of the Code.

This Plan is not open to any participant in the Retirement Plan whose participation in the Retirement Plan is attributable to his employment or indirect employment by Smith Barney Shearson Inc. (or its predecessors).

Effective January 2, 1996, The Travelers Corporation Supplemental Benefit Plan,
Part I and Part II ("Supplemental Plan") was merged with this Plan. Employers participating in the Supplemental Plan shall participate in this Plan.

IV.    Benefits Payable

Benefits under the Plan shall not be funded and shall be paid out of the general assets of the Company.

The Plan shall pay to each covered Participant of the Retirement Plan, or beneficiaries thereunder a benefit equal to the excess of:


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      (1) the benefit that would have been accrued and vested under the
      Retirement Plan (as the same may be in effect from time to time) after December 31, 1998 as if the Retirement Plan did not contain the limitations imposed by section 415 or section 401(a)(17) of the Code, over

      (2) the benefit actually accrued under the Retirement Plan as amended to conform to such limitations, taking into account in any case any decision made regarding early or deferred retirement or optional methods of benefit payment.

Vesting occurs in accordance with the vesting schedule of the Retirement Plan.

Notwithstanding the foregoing, qualifying compensation for the purposes of this Plan shall be as defined under the provisions of the Retirement Plan, but, for Plan Years beginning on or after January 1, 1994, any qualifying compensation in excess of $300,000 shall be disregarded,

Additionally, any benefits accrued prior to the Effective Date (to the extent not paid to the Participant) in the retirement benefit equalization plans sponsored by the Company or its affiliates shall be converted to a benefit form in this Plan in the same fashion in the same manner as if such benefits were earned in the Retirement Plan.

Benefits payable to any person hereunder shall be paid at the same time and in the same form as benefits payable to such person under the Retirement Plan, in accordance with all the terms and conditions applicable to such benefits under the Retirement Plan. Any beneficiary designation under the Retirement Plan or election of form of benefits shall be deemed to be a beneficiary designation or benefits form under this Plan.

Any benefits paid under this Plan are not subject to any special tax treatment and are not eligible for rollover to any qualified plan or IRA.

V.     General

The Plan may be amended or terminated at any time by the Board of Directors or by the Senior Vice President, Human Resources, of the Travelers Group Inc., except that no such amendment or termination shall adversely affect the benefits payable on account of any covered Participant of the Retirement Plan in respect of benefits earned and vested prior to such amendment or termination.

The Plan shall be construed, administered and enforced according to the Employee Retirement Income Security Act of 1974 and the laws of the State of New York.